KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANEIS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of Kaiser Aluminum
Corporaiton:

We have audited the accompanying consolidated balance sheets of Kaiser Aluminum Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated income (loss) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


HOUSTON, TEXAS
February 16, 1998


        KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
        C O N S O L I D A T E D  B A L A N C E  S H E E T S

                                                                             December 31,
                                                                    ------------------------------
        (In millions of dollars, except share amounts)                        1997            1996
        ------------------------------------------------------------------------------------------
        ASSETS
        Current assets:
             Cash and cash equivalents                              $        15.8   $        81.3
             Receivables:
                  Trade, less allowance for doubtful receivables of
                  $5.8 in 1997 and $4.7 in 1996                             232.9           177.9
                  Other                                                     107.3            74.5
             Inventories                                                    568.3           562.2
             Prepaid expenses and other current assets                      121.3           127.8
                                                                    --------------  --------------

                  Total current assets                                    1,045.6         1,023.7

        Investments in and advances to unconsolidated affiliates            148.6           168.4
        Property, plant, and equipment - net                              1,171.8         1,168.7
        Deferred income taxes                                               330.6           264.5
        Other assets                                                        317.3           308.7
                                                                    --------------  --------------
                  Total                                             $     3,013.9   $     2,934.0
                                                                    ==============  ==============

        LIABILITIES AND STOCKHOLDERS' EQUITY
        Current liabilities:
             Accounts payable                                       $       176.2   $       189.7
             Accrued interest                                                37.6            35.6
             Accrued salaries, wages, and related expenses                   97.9            95.4
             Accrued postretirement medical benefit obligation -
             current portion                                                 45.3            50.1
             Other accrued liabilities                                      145.6           132.7
             Payable to affiliates                                           82.7            97.0
             Long-term debt - current portion                                 8.8             8.9
                                                                    --------------  --------------
                  Total current liabilities                                 594.1           609.4

        Long-term liabilities                                               491.9           458.1
        Accrued postretirement medical benefit obligation                   720.3           722.5
        Long-term debt                                                      962.9           953.0
        Minority interests                                                  127.7           121.7
        Commitments and contingencies
        Stockholders' equity:
             Preferred stock, par value $.05, authorized 20,000,000
             shares;
                  PRIDES Convertible, par value $.05, issued and
                       outstanding, 8,673,850 in 1996.                       -                 .4
             Common stock, par value $.01, authorized 100,000,000
                  shares; issued and outstanding, 78,980,881 and
                  71,646,789 in 1997 and 1996                                  .8              .7
             Additional capital                                             533.8           531.1
             Accumulated deficit                                           (417.6)         (460.1)
             Additional minimum pension liability                            -               (2.8)
                                                                    --------------  --------------
                  Total stockholders' equity                                117.0            69.3
                                                                    --------------  --------------

                  Total                                             $     3,013.9   $     2,934.0
                                                                    ==============  ==============


        The accompanying notes to consolidated financial statements are an integral part of these statements.


        KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
        S T A T E M E N T S  O F  C O N S O L I D A T E D  I N C O M E
        ( L O S S )

                                                                                Year Ended December 31,
                                                                    ----------------------------------------------

        (In millions of dollars, except share amounts)                        1997            1996            1995
        ----------------------------------------------------------------------------------------------------------
        Net sales                                                   $     2,373.2   $     2,190.5   $     2,237.8
                                                                    --------------  --------------  --------------
        Costs and expenses:
             Cost of products sold                                        1,962.6         1,869.1         1,798.4
             Depreciation                                                    91.1            96.0            94.3
             Selling, administrative, research and development, and
                  general                                                   131.8           127.6           134.5
             Restructuring of operations                                     19.7            -               -
                                                                    --------------  --------------  --------------
                  Total costs and expenses                                2,205.2          2,092.7        2,027.2
                                                                    --------------  --------------  --------------
        Operating income                                                    168.0            97.8           210.6

        Other income (expense):
             Interest expense                                              (110.7)          (93.4)          (93.9)
             Other - net                                                      3.0            (2.7)          (14.1)
                                                                    --------------  --------------  --------------

        Income before income taxes and minority interests                    60.3             1.7           102.6

        (Provision) credit for income taxes                                  (8.8)            9.3           (37.2)

        Minority interests                                                   (3.5)           (2.8)           (5.1)
                                                                    --------------  --------------  --------------

        Net income                                                           48.0             8.2            60.3


        Dividends on preferred stock                                         (5.5)           (8.4)          (17.6)
                                                                    --------------  --------------  --------------

        Net income (loss) available to common shareholders          $        42.5   $        (0.2)  $        42.7
                                                                    ==============  ==============  ==============

        Earnings per common share:
             Basic                                                  $         .57   $         .00   $         .69

                                                                    ==============  ==============  ==============

             Diluted                                                $         .57   $         .00   $         .69
                                                                    ==============  ==============  ==============

        Weighted average common shares outstanding (000):
             Basic                                                         74,221          71,644          62,000
                                                                    ==============  ==============  ==============


             Diluted                                                       74,382          71,644          62,264
                                                                    ==============  ==============  ==============


        The accompanying notes to consolidated financial statements are an integral part of these statements.


        KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
        S T A T E M E N T S  O F  C O N S O L I D A T E D  C A S H  F L O W S

                                                                           Year Ended December 31,
                                                               ----------------------------------------------
        (In millions of dollars)                                         1997            1996            1995
        -----------------------------------------------------------------------------------------------------

        Cash flows from operating activities:
             Net income                                        $        48.0   $         8.2   $        60.3
             Adjustments to reconcile net income to net cash
                  provided by operating activities:
                       Depreciation                                     91.1            96.0            94.3
                       Restructuring of operations                      19.7            -               -
                       Non-cash benefit for income taxes               (12.5)           -               -
                       Amortization of excess investment over           11.4            11.6            11.4
                            equity in unconsolidated affiliates

                       Amortization of deferred financing costs          6.1             5.6             5.4
                            and net discount on long-term debt
                       Undistributed equity in (income) losses
                            of unconsolidated affiliates, net            7.8             3.0           (19.2)
                            of distributions
                       Minority interests                                3.5             2.8             5.1
                       (Increase) decrease in receivables              (85.9)           51.8          (109.7)
                       Increase in inventories                          (9.3)          (36.5)          (57.7)
                       Decrease (increase) in prepaid expenses           1.6           (39.5)           82.9
                            and other assets
                       (Decrease) increase in accounts payable         (13.5)            5.2            32.4
                       Increase (decrease) in accrued interest           2.0             3.6             (.6)
                       (Decrease) increase in payable to               (19.6)          (62.9)           10.6
                            affiliates and accrued liabilities
                       Decrease in accrued and deferred income         (17.4)          (36.5)           (7.4)
                            taxes
                       Other                                            12.0             9.5            10.9
                                                               --------------  --------------  --------------

                            Net cash provided by operating              45.0            21.9           118.7
                                 activities                    --------------  --------------  --------------


        Cash flows from investing activities:
             Additions to property, plant, and equipment              (128.5)         (161.5)          (88.4)
             Other                                                      19.9            17.2             8.6
                                                               --------------  --------------  --------------

                            Net cash used for investing               (108.6)         (144.3)          (79.8)
                                 activities                    --------------  --------------  --------------


        Cash flows from financing activities:
             Borrowings (repayments) under revolving credit             -              (13.1)            6.4
                  facility, net
             Borrowings of long-term debt                               19.0           225.9            -
             Repayments of long-term debt                               (8.8)           (9.0)          (11.8)
             Incurrence of financing costs                               (.9)           (6.2)            (.8)
             Dividends paid                                             (4.2)          (10.5)          (20.8)
             Capital stock issued                                         .4            -                1.2
             Increase in restricted cash, net                           (5.3)           -               -
             Redemption of minority interests' preference stock         (2.1)           (5.3)           (8.8)

                                                               --------------  --------------  --------------

                            Net cash (used for) provided by             (1.9)          181.8           (34.6)
                                 financing activities          --------------  --------------  --------------

        Net (decrease) increase in Cash and cash equivalents           (65.5)           59.4             4.3
             during the year
        Cash and cash equivalents at beginning of year                  81.3            21.9            17.6

                                                               --------------  --------------  --------------

        Cash and cash equivalents at end of year               $        15.8   $        81.3   $        21.9
                                                               ==============  ==============  ==============

        Supplemental disclosure of cash flow information:
             Interest paid, net of capitalized interest        $       102.7   $        84.2   $        88.8
             Income taxes paid                                          24.4             22.7           35.7
             Tax allocation payments to MAXXAM Inc.                     11.8             1.1            -



         The accompanying notes to consolidated financial statements are an integral part of these statements.


KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(In millions of dollars, except share amounts)



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the statements of Kaiser
Aluminum Corporation ("Kaiser" or the "Company") and its majority owned subsidiaries. The Company is a subsidiary of MAXXAM Inc. ("MAXXAM") and conducts its operations through its wholly owned subsidiary, Kaiser
Aluminum & Chemical Corporation ("KACC"). KACC operates in all principal aspects of the aluminum industry-the mining of bauxite (the major aluminum bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties (see Note 11).

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties, with respect to such estimates and assumptions, are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company's consolidated financial position and results of operation.

Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated.

Certain reclassifications of prior-year information were made to conform to the current presentation.

CASH AND CASH EQUIVALENTS
The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

INVENTORIES
Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                                December 31,
                                                       ------------------------------
                                                                 1997            1996
-------------------------------------------------------------------------------------
Finished fabricated products                           $        103.9  $        113.5
Primary aluminum and work in process                            226.6           200.3
Bauxite and alumina                                             108.4           110.2
Operating supplies and repair and maintenance parts             129.4           138.2
                                                       --------------  --------------
                                                       $        568.3  $        562.2
                                                       ==============  ==============


DEPRECIATION
Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets.
The principal estimated useful lives of land improvements, buildings, and machinery and equipment are 8 to 25 years, 15 to 45 years, and 10 to 22 years, respectively.

STOCK-BASED COMPENSATION
The Company applies the intrinsic value method to account for a stock-based compensation plan whereby compensation cost is recognized only to the extent that the quoted market price of the stock at the measurement date exceeds the amount an employee must pay to acquire the stock. No compensation cost has been recognized for this plan as the stock options granted in 1997 were at the market price. No stock options were granted in 1996 or 1995. (See
Note 7).

OTHER INCOME (EXPENSE)
Other expense in 1997, 1996, and 1995 includes $8.8, $3.1, and $17.8 of pre-tax charges related principally to establishing additional: (i) litigation reserves for asbestos claims, net of estimated aggregate insurance recoveries, and (ii) environmental reserves for potential soil and ground water remediation matters, each pertaining to operations which were discontinued prior to the acquisition of the Company by MAXXAM in 1988.

DEFERRED FINANCING COSTS
Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. Such amortization is included in interest expense.

FOREIGN CURRENCY
The Company uses the United States dollar as the functional currency for its foreign operations.

DERIVATIVE FINANCIAL INSTRUMENTS
Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by management and approved by KACC's and the Company's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

Most of KACC's hedging activities involve the use of option contracts
(which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount
KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

KACC has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts.
When unrealized gains or losses are in excess of such credit limits, KACC is entitled to receive advances from the counterparties on open positions or is required to make margin deposits to counterparties, as the case may be. At December 31, 1997, KACC had neither received nor made any margin deposits. At December 31, 1996, KACC had received $13.0 of margin advances from counterparties. Management considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal.

Deferred gains or losses as of December 31, 1997, are included in Prepaid expenses and other current assets and Other accrued liabilities (See Note 10).

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company estimates the fair value of its outstanding indebtedness to be $1,020.0 and $1,007.0 at December 31, 1997, and 1996, respectively, based on quoted market prices for KACC's 9-7/8% Senior Notes due 2002 (the "9-7/8% Notes"), 12-3/4% Senior Subordinated Notes due 2003 (the "12-3/4% Notes"), and 10-7/8% Senior Notes due 2006 (the "10-7/8% Notes"), and the discounted future cash flows for all other indebtedness, using the current rate for debt of similar maturities and terms. The Company believes that the carrying amount of other financial instruments is a reasonable estimate of their fair value, unless otherwise noted.

EARNINGS (LOSS) PER SHARE
In the fourth quarter of 1997 the Company adopted Statement of Financial Accounting standards No. 128, Earnings Per Share ("SFAS No. 128") which, among other things, requires the presentation of "Basic" and "Diluted" earnings per share in lieu of "Primary" and "Fully Diluted" earnings per share. Basic differs from Primary earnings per share in that it only includes the weighted average impact of outstanding shares of the Company's Common Stock (i.e., it excludes common stock equivalents and the dilutive effect of stock options, etc.). Diluted earnings per share is substantially similar to Fully diluted earnings per share as previously reported. In accordance with the provision of SFAS No. 128, all earnings per share data for prior periods has been restated to conform to the new computation and presentation guidelines of SFAS No. 128. However, such restatement did not have a significant impact on earnings per share amounts previously reported for any recent prior period.

Basic - Earnings (loss) per share is computed by deducting preferred stock dividends from net income (loss) in order to determine net income (loss) available to common share holders. This amount is then divided by the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of common stock issued during the year from the date(s) of issuance.

Diluted - Diluted earnings per share for the years ended December 31, 1997, and 1995 include the dilutive effect of outstanding stock options (161,000 and 264,000 shares, respectively). The impact of outstanding stock options was excluded from the computation for the year ended December 31, 1996, as its effect would have been antidilutive. The Company's 8.255% PRIDES, Convertible Preferred Stock ("PRIDES") have not been treated "as if" converted for purposes of the Diluted computation in any period presented as such treatment would have been antidilutive. The Company's Mandatory Conversion Premium Dividend Preferred Stock was not treated "as if" converted in the Diluted computation for the year ended December 31, 1995, because such treatment would have been antidilutive.

2.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Anglesey Aluminium Limited ("Anglesey") (49.0% owned), and Kaiser Jamaica Bauxite Company (49.0% owned). The equity in earnings (losses) before income taxes of such operations is treated as a reduction (increase) in cost of products sold. At December 31, 1997, and 1996, KACC's net receivables from these affiliates were not material.

The summary combined financial information for the year ended December 31, 1997, also contains the balances and results of AKW L.P. (50% owned), an aluminum wheels joint venture formed with a third party during May 1997. (See Note 4)

SUMMARY OF COMBINED FINANCIAL POSITION

                                                                December 31,
                                                       ------------------------------
                                                                 1997            1996
-------------------------------------------------------------------------------------
Current assets                                         $        393.0  $        450.3
Long-term assets (primarily property, plant, and                395.0           364.7
     equipment, net)                                   --------------  --------------
     Total assets                                      $        788.0  $        815.0
                                                       ==============  ==============
Current liabilities                                    $        117.1  $        116.9
Long-term liabilities (primarily long-term debt)                400.8           386.7
Stockholders' equity                                            270.1           311.4
                                                       --------------  --------------
     Total liabilities and stockholders' equity        $        788.0  $        815.0
                                                       ==============  ==============



SUMMARY OF COMBINED OPERATIONS

                                                              Year Ended December 31,
                                                  ----------------------------------------------
                                                            1997            1996            1995
------------------------------------------------------------------------------------------------
Net sales                                         $       644.1   $       660.5   $       685.9
Costs and expenses                                       (637.8)         (631.5)         (618.7)
Provision for income taxes                                 (8.2)           (8.7)          (18.7)
                                                  --------------  --------------  --------------

Net income (loss)                                 $        (1.9)  $        20.3   $        48.5
                                                  ==============  ==============  ==============

Company's equity in income (loss)                 $         2.9   $         8.8   $        19.2
                                                  ==============  ==============  ==============

Dividends received                                $        10.7   $        11.8   $       -
                                                  ==============  ==============  ==============


The Company's equity in income (loss) differs from the summary net income
(loss) due to various percentage ownerships in the entities and equity method accounting adjustments. At December 31, 1997, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $28.8 which amount will be fully amortized over the next three years.

The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as financing, management, and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $245.2, $281.6, and $284.4 in the years ended December 31, 1997, 1996, and 1995, respectively.

3.   PROPERTY, PLANT, AND EQUIPMENT

The major classes of property, plant, and equipment are as follows:

                                                                December 31,
                                                       ------------------------------
                                                                 1997            1996
-------------------------------------------------------------------------------------
Land and improvements                                  $       163.9   $       157.5
Buildings                                                      228.3           216.0
Machinery and equipment                                      1,529.1         1,441.1

Construction in progress                                        51.2            84.7
                                                       --------------  --------------
                                                             1,972.5         1,899.3
Accumulated depreciation                                      (800.7)         (730.6)
                                                       --------------  --------------
     Property, plant, and equipment, net               $     1,171.8   $     1,168.7
                                                       ==============  ==============



During June 1997, Kaiser Bellwood Corporation, a newly formed, wholly owned subsidiary of KACC, completed the acquisition of Reynolds Metals Company's Richmond, Virginia, extrusion plant and its existing inventories for a total purchase price of $41.6, consisting of cash payments of $38.4 and the assumption of approximately $3.2 of employee related and other liabilities. Upon completion of the transaction, Kaiser Bellwood Corporation became a subsidiary guarantor under the indentures in respect of the 9-7/8% Notes, 10-7/8% Notes, and the 12-3/4% Notes. (See Note 5).

4.   RESTRUCTURING OF OPERATIONS

The Company has previously disclosed that it set a goal of achieving significant cost reductions and other profit improvements, measured against 1996 results, with the full effect planned to be realized in 1998 and beyond. The initiative is based on the Company's conclusion that the level of performance of its existing facilities and businesses would not achieve the level of profits the Company considers satisfactory based upon historic long-term average prices for primary aluminum and alumina. During the second quarter of 1997, the Company recorded a $19.7 restructuring charge to reflect actions taken and plans initiated to achieve the reduced production costs, decreased corporate selling, general and administrative expenses, and enhanced product mix intended to achieve this goal. The significant components of the restructuring charge are enumerated below.

ERIE PLANT DISPOSITION
During the second quarter of 1997, the Company formed a joint venture with a third party related to the assets and liabilities associated with the wheel manufacturing operations at its Erie, Pennsylvania, fabrication plant. Management subsequently decided to close the remainder of the Erie plant in order to consolidate its aluminum forgings operations at two other facilities for increased efficiency. As a result of the joint venture formation and plant closure, the Company recognized a net pre-tax loss of approximately $1.4.

OTHER ASSET DISPOSITIONS
As a part of the Company's profit enhancement and cost reduction initiative, management made decisions regarding product rationalization and geographical optimization, which led management to decide to dispose of certain assets which had nominal operating contribution. These strategic decisions resulted in the Company recognizing a pre-tax charge of approximately $15.6 associated with such asset dispositions.

EMPLOYEE AND OTHER COSTS
As a part of the Company's profit enhancement and cost reduction initiative, management concluded that certain corporate and other staff functions could be consolidated or eliminated resulting in a second quarter pre-tax charge of approximately $2.7 for the benefit and other costs.

5.   LONG-TERM DEBT

Long-term debt and its maturity schedule are as follows:

                                                                                                           December 31,
                                                                                                2003  ----------------------
                                                                                                 and        1997        1996
                                    1998        1999        2000        2001        2002       After       Total       Total
----------------------------------------------------------------------------------------------------------------------------
Credit Agreement                                                                                            -           -
9-7/8% Senior Notes due 2002,                                                  $    224.2  $     -     $    224.2  $    224.0
     net
10-7/8% Senior Notes due 2006,                                                                  225.8       225.8       225.9
     net
12-3/4% Senior Subordinated                                                                     400.0       400.0       400.0
     Notes due 2003
Alpart CARIFA Loans - (fixed
     and variable rates)                                                                        60.0        60.0        60.0
     due 2007, 2008
Other borrowings (fixed and   $      8.8  $       .4  $       .3  $       .3          .3        51.6        61.7        52.0
     variable rates)          ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

Total                         $      8.8  $       .4  $       .3  $       .3  $    224.5  $    737.4       971.7       961.9
                              ==========  ==========  ==========  ==========  ==========  ==========

Less current portion                                                                                         8.8         8.9
                                                                                                      ----------  ----------

     Long-term debt                                                                                   $    962.9  $    953.0
                                                                                                      ==========  ==========


CREDIT AGREEMENT
In February 1994, the Company and KACC entered into a credit agreement (as amended, the "Credit Agreement") which provides a $325.0 five-year secured, revolving line of credit. KACC is able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $325.0 or a borrowing base relating to eligible accounts receivable and eligible inventory. As of December 31, 1997, $273.4 (of which $73.4 could have been used for letters of credit) was available to KACC under the Credit Agreement. The Credit Agreement is unconditionally guaranteed by the Company and by certain significant subsidiaries of KACC. Interest on any outstanding balances will bear a premium (which varies based on the results of a financial test) over either a base rate or LIBOR, at the Company's option.

In January 1998, the term of the Credit Agreement was extended from February 1999 to August 2001.

LOAN COVENANTS AND RESTRICTIONS
The Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant and Nevada Micromill(TM) facility);
(ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries;
(iii) a pledge of all the stock of KACC owned by Kaiser; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

The obligations of KACC with respect to its 9-7/8% Notes, its 10-7/8% Notes and its 12-3/4% Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the 9-7/8% Notes, the 10-7/8% Notes and the 12-3/4% Notes (collectively, the "Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the Indentures provide that KACC must offer to purchase the 9-7/8% Notes, the 10-7/8% Notes and the 12-3/4% Notes, respectively, upon the occurrence of a Change of Control (as defined therein), and the Credit Agreement provides that the occurrence of a Change in Control (as defined therein) shall constitute an Event of Default thereunder.

Under the most restrictive of the covenants in the Credit Agreement, neither the Company nor KACC currently is permitted to pay dividends on its common stock.

In December 1991, Alpart entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Alpart's obligations under the loan agreement are secured by a $64.2 letter of credit guaranteed by the partners in Alpart (of which $22.5 is guaranteed by the Company's minority partner in Alpart). Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

RESTRICTED NET ASSETS OF SUBSIDIARIES
Certain debt instruments restrict the ability of KACC to transfer assets, make loans and advances, and pay dividends to the Company. The restricted net assets of KACC totaled $121.9 and $56.1 at December 31, 1997 and 1996, respectively.

CAPITALIZED INTEREST
Interest capitalized in 1997, 1996, and 1995 was $6.6, $4.9, and $2.8, respectively.

6.   INCOME TAXES

Income (loss) before income taxes and minority interests by geographic area is as follows:

                                                         Year Ended December 31,
                                             ----------------------------------------------
                                                       1997            1996            1995
-------------------------------------------------------------------------------------------
Domestic                                     $      (112.6)  $       (45.8)  $       (55.9)
Foreign                                              172.9            47.5           158.5
                                             --------------  --------------  --------------
     Total                                   $        60.3   $         1.7   $       102.6
                                             ==============  ==============  ==============


Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

The (provision) credit for income taxes on income (loss) before income taxes and minority interests consists of:

                                          Federal         Foreign           State           Total
-------------------------------------------------------------------------------------------------
1997      Current                  $        (2.0)  $       (28.7)  $         (.2)  $       (30.9)
          Deferred                          30.5            (7.0)           (1.4)           22.1
                                   --------------  --------------  --------------  --------------
               Total               $        28.5   $       (35.7)  $        (1.6)  $        (8.8)
                                   ==============  ==============  ==============  ==============

1996      Current                  $        (1.6)  $       (21.8)  $         (.1)  $       (23.5)
          Deferred                           8.6             7.6            16.6            32.8
                                   --------------  --------------  --------------  --------------
               Total               $         7.0   $       (14.2)  $        16.5   $         9.3
                                   ==============  ==============  ==============  ==============

1995      Current                  $        (4.3)  $       (40.2)  $         (.1)  $       (44.6)
          Deferred                          15.2            (4.9)           (2.9)            7.4
                                   --------------  --------------  --------------  --------------
               Total               $        10.9   $       (45.1)  $        (3.0)  $       (37.2)
                                   ==============  ==============  ==============  ==============


A reconciliation between the (provision) credit for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes and minority interests is as follows:

                                                              Year Ended December 31,
                                                  ----------------------------------------------
                                                            1997            1996            1995
------------------------------------------------------------------------------------------------

Amount of federal income tax provision based on   $       (21.1)  $         (.6)  $       (35.9)
     the statutory rate
Revision of prior years' tax estimates and other           12.5            10.0             1.5
     changes in valuation allowances
Percentage depletion                                        4.2             3.9             4.2
Foreign taxes, net of federal tax benefit                  (3.1)           (5.5)           (5.4)
Other                                                      (1.3)            1.5            (1.6)
                                                  --------------  --------------  --------------
(Provision) credit for income taxes               $        (8.8)  $         9.3   $       (37.2)
                                                  ==============  ==============  ==============



Included in revision of prior years' tax estimates and other changes in valuation allowances for 1997 and 1996 shown above are $12.5 and $9.8 related to the resolution of certain income tax matters in the second quarter of 1997 and fourth quarter of 1996, respectively.

The components of the Company's net deferred income tax assets are as follows:

                                                               December 31,
                                                      ------------------------------
                                                                1997            1996
----------------------------------------------------- ------------------------------
Deferred income tax assets:

     Postretirement benefits other than pensions      $       288.9   $       290.5
     Loss and credit carryforwards                             99.3           135.1
     Other liabilities                                        169.3           157.6
     Other                                                    102.0            86.7
     Valuation allowances                                    (113.3)         (127.2)
                                                      --------------  --------------
          Total deferred income tax assets-net                546.2           542.7
                                                      --------------  --------------

Deferred income tax liabilities:
     Property, plant, and equipment                          (139.7)         (160.9)
     Other                                                    (54.8)          (72.6)
                                                      --------------  --------------
          Total deferred income tax liabilities              (194.5)         (233.5)
                                                      --------------  --------------

Net deferred income tax assets                        $       351.7   $       309.2
                                                      ==============  ==============

The principal component of the Company's net deferred income tax assets is the tax benefit, net of certain valuation allowances, associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30-to-40-year period. If such deductions create or increase a net operating loss in any year subsequent to 1997, the Company has the ability to carry forward such loss for 20 taxable years. For these reasons, the Company believes that a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized.

A substantial portion of the valuation allowances provided by the Company relates to loss and credit carryforwards. To determine the proper amount of valuation allowances with respect to these carryforwards, the Company evaluated all appropriate factors, including any limitations concerning their use and the year the carryforwards expire, as well as the levels of taxable income necessary for utilization. With regard to future levels of income, the Company believes, based on the cyclical nature of its business, its history of operating earnings, and its expectations for future years, that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

As of December 31, 1997 and 1996, $53.7 and $69.7, respectively, of the net deferred income tax assets listed above are included on the Consolidated Balance Sheets in the caption entitled Prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included on the Consolidated Balance Sheets in the captions entitled Other accrued liabilities and Long-term liabilities.

The Company and its domestic subsidiaries file consolidated federal income tax returns. During the period from October 28, 1988 through June 30, 1993, the Company and its domestic subsidiaries were included in the consolidated federal income tax returns of MAXXAM. During 1997 MAXXAM reached a settlement with the Internal Revenue Service regarding all remaining years where the Company and its subsidiaries were included in the MAXXAM consolidated federal income tax returns. As a result of this settlement, KACC paid $11.8 to MAXXAM in respect of its liabilities pursuant to its tax allocation agreement with MAXXAM. Payments or refunds for periods prior to July 1, 1993, related to other jurisdictions could still be required pursuant to the Company's and KACC's respective tax allocation agreements with MAXXAM. In accordance with the Credit Agreement, any such payments to MAXXAM by KACC would require lender approval, except in certain specific circumstances.
The tax allocation agreements of the Company and KACC with MAXXAM terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993.

At December 31, 1997, the Company had certain tax attributes available to offset regular federal income tax requirements, subject to certain limitations, including net operating loss and general business credit carryforwards of $33.2 and $10.4, respectively, which expire periodically through 2011, foreign tax credit ("FTC") carryforwards of $50.0, which expire periodically through 2002, and alternative minimum tax ("AMT") credit carryforwards of $21.6, which have an indefinite life. The Company also has AMT net operating loss and FTC carryforwards of $17.6 and $74.7, respectively, available, subject to certain limitations, to offset future alternative minimum taxable income, which expire periodically through 2011 and 2002, respectively.

7.   EMPLOYEE BENEFIT AND INCENTIVE PLANS

RETIREMENT PLANS
Retirement plans are non-contributory for salaried and hourly employees and generally provide for benefits based on a formula which considers length of service and earnings during years of service. The Company's funding policies meet or exceed all regulatory requirements.

The funded status of the employee pension benefit plans and the corresponding amounts that are included in the Company's Consolidated Balance Sheets are as follows:

                                                                Plans with Accumulated
                                                                  Benefits Exceeding
                                                                      Assets(1)
                                                                     December 31,
                                                            -----------------------------
                                                                      1997            1996
----------------------------------------------------------- ------------- - -------------
Accumulated benefit obligation:
     Vested employees                                       $       785.4   $       737.7
     Nonvested employees                                             41.2            38.5
                                                            -------------   -------------
     Accumulated benefit obligation                                 826.6           776.2
Additional amounts related to projected salary increases             46.4            40.0
                                                            -------------   -------------
Projected benefit obligation                                        873.0           816.2
Plan assets (principally common stocks and fixed income
     obligations) at fair value                                    (756.9)         (662.0)
                                                            -------------   -------------
Plan assets less than projected benefit obligation                  116.1           154.2
Unrecognized net gains (losses)                                        .3           (13.6)
Unrecognized net obligations                                          (.3)            (.4)
Unrecognized prior-service cost                                     (22.2)          (26.9)
Adjustment required to recognize minimum liability                    5.4            13.7
                                                            -------------   -------------
Accrued pension obligation included in the Consolidated
     Balance Sheets (principally in Long-term liabilities)  $        99.3   $       127.0
                                                            =============   =============


(1) Includes accrued pension obligations of approximately $6.3 and $.3 in 1997 and 1996, respectively, related to plans with assets exceeding accumulated benefits.

As required by Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, the Company recorded after-tax credits to equity of $2.8 and $11.0 at December 31, 1997 and 1996, respectively, to reduce the deficit of the minimum liability over the unrecognized net obligation and prior-service cost. These amounts were recorded net of the related income tax provision of $1.3 and $6.5 as of December 31, 1997 and 1996, respectively, which approximated the federal and state statutory rates.

The components of net periodic pension cost are:

                                                                   Year Ended December 31,
                                                       ----------------------------------------------
                                                                 1997            1996            1995
-----------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period       $        13.4   $        12.9   $        10.0
Interest cost on projected benefit obligation                   61.6            60.0            59.8
Return on assets:
     Actual gain                                              (129.9)          (89.8)         (112.2)
     Deferred gain                                              68.1            34.8            64.6
Net amortization and deferral                                    6.0             5.5             4.2
                                                       --------------  --------------  --------------
Net periodic pension cost                              $        19.2   $        23.4   $        26.4
                                                       ==============  ==============  ==============


Assumptions used to value obligations at year-end, and to determine the net periodic pension cost in the subsequent year are:

                                                            1997            1996            1995
------------------------------------------------------------------------------------------------
Discount rate                                              7.25%           7.75%            7.5%
Expected long-term rate of return on assets                 9.5%            9.5%            9.5%
Rate of increase in compensation levels                     5.0%            5.0%            5.0%


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents. Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations. The Company reserves the right, subject to applicable collective bargaining agreements, to amend or terminate these benefits.

The Company's accrued postretirement benefit obligation is composed of the following:

                                                                     December 31,
                                                            ------------------------------
                                                                      1997            1996
------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
     Retirees                                               $        446.7  $        498.7
     Active employees eligible for postretirement benefits            35.1            36.7
     Active employees not eligible for postretirement                 62.7            67.4
          benefits                                          --------------  --------------

     Accumulated postretirement benefit obligation                   544.5           602.8
Unrecognized net gains                                               135.0            71.3
Unrecognized gains related to prior-service costs                     86.1            98.5
                                                            --------------  --------------
Accrued postretirement benefit obligation                   $        765.6  $        772.6
                                                            ==============  ==============


The components of net periodic postretirement benefit cost are:

                                                                   Year Ended December 31,
                                                       ----------------------------------------------
                                                                 1997            1996            1995
-----------------------------------------------------------------------------------------------------
Service cost                                           $         6.1   $         3.8   $         4.5
Interest cost                                                   43.9            46.9            52.3
Amortization of prior service cost                             (12.4)          (12.4)           (8.9)
                                                       --------------  --------------  --------------
Net periodic postretirement benefit cost               $        37.6   $        38.3   $        47.9
                                                       ==============  ==============  ==============


In 1997 annual assumed rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for non-HMO are 7.5% and 5.5% for retirees under 65 and over 65, respectively, and 4.0% for HMO at all ages. Non-HMO rates are assumed to decrease gradually to 5.35% in 2007 and remain at that level thereafter. The health care cost trend rate has a significant effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1997, by approximately $53.0 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by approximately $6.0. The weighted average discount rate used to determine the accumulated postretirement benefit obligation at December 31, 1997 and 1996, was 7.25% and 7.75%, respectively.

POSTEMPLOYMENT BENEFITS
The Company provides certain benefits to former or inactive employees after employment but before retirement.

INCENTIVE PLANS
The Company has an unfunded incentive compensation program, which provides incentive compensation based on performance against annual plans and over rolling three-year periods. In addition, the Company has a "nonqualified" stock option plan and KACC has a defined contribution plan for salaried employees. The Company's expense for all of these plans was $8.3, $(2.1) and $11.9 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company has a total of 5,500,000 shares of Common Stock reserved for grant under its incentive compensation programs. At December 31, 1997, 3,536,653 shares of Common Stock remained available for grant after consideration of the 3,000,000 share increase in available shares, approved by shareholders in May 1997, and current year share grants and stock option activity. Stock options granted pursuant to the Company's nonqualified stock option program are granted at the prevailing market price, generally vest at a rate of 20 - 33% per year, and have a ten year term. Information concerning nonqualified stock option plan activity is shown below. The weighted average price per share for each year is shown parenthetically.

                                                                 1997            1996            1995
-----------------------------------------------------------------------------------------------------
Outstanding at beginning of year ($10.33, $10.32 and         890,395         926,085       1,119,680
     $9.85)
Granted ($10.06)                                              15,092            -               -
Exercised ($8.33, $8.99, and $7.32)                          (48,410)         (8,275)       (155,500)
Expired or forfeited ($10.12, $10.45, and $8.88)             (37,325)        (27,415)        (38,095)
                                                       --------------  --------------  --------------
Outstanding at end of year ($10.45, $10.33, and              819,752         890,395         926,085
     $10.32)                                           ==============  ==============  ==============

Exercisable at end of year ($10.53, $10.47, and              601,115         436,195         211,755
     $10.73)                                           ==============  ==============  ==============



In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"), the Company is required to calculate pro forma compensation cost for all stock options granted subsequent to December 31, 1994. No stock options were granted during 1995 and 1996. However, as shown in the table above, 15,092 options were granted in 1997 which would be subject to the pro forma calculation requirements. For SFAS No. 123 purposes, the fair value of the 1997 stock option grant was estimated using the Black-Scholes option pricing model. The estimated fair value of the 1997 stock options grants of $.1 would result in increased pro forma compensation expense and therefore reduced net income.

8.   STOCKHOLDER'S EQUITY AND MINORITY INTERESTS

Changes in stockholders' equity and minority interests were:

                                Minority Interests                      Stockholders' Equity
                              ---------------------   -------------------------------------------------------
                                                                                                   Additional
                                Redeemable                                                   Accu     Minimum
                                Preference             Preferred    Common Additional     mulated     Pension
                                     Stock     Other       Stock     Stock    Capital     Deficit   Liability
--------------------------------------------------- ---------------------------------------------------------

BALANCE, DECEMBER 31, 1994          $ 29.1  $  87.1       $   .6  $    .6  $   527.8   $  (502.6)  $    (9.1)
     Net income                                                                             60.3
     Redeemable preference
          stock:
          Accretion                   3.9
          Stock redemption           (8.7)
          Stock repurchase            5.4
     Conversions (1,222
          preference shares
          into cash)                            (.1)
     Common stock issued upon
          redemption and
          conversion of
          preferred stock                                   (.2)       .1        1.1
     Dividends on preferred
          stock                                                                            (17.6)
     Minority interests                         6.0
     Incentive plans
          accretion                                                              1.4
     Additional minimum                                                                                 (4.7)
          pension liability     ----------  -------   ----------  -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1995           29.7      93.0          .4        .7      530.3      (459.9)      (13.8)
     Net income                                                                              8.2
     Redeemable preference
          stock:
          Accretion                   3.1
          Stock redemption           (5.3)
     Common stock issued upon
          redemption and
          conversion of
          preferred stock                                                         .1
     Dividends on preferred
          stock                                                                             (8.4)
     Minority interests                         1.2
     Incentive plan accretion                                                     .7
     Reduction of minimum
          pension liability                                                                             11.0
                                ----------  -------   ----------  -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1996           27.5      94.2          .4        .7      531.1      (460.1)       (2.8)
     Net income                                                                             48.0
     Redeemable preference
          stock:
          Accretion                   2.3
          Stock redemption           (2.1)
     Common stock issued upon
          redemption and
          conversion of
          preferred stock                                   (.4)       .1        1.7
     Stock options exercised                                                      .4
     Dividends on preferred
          stock                                                                             (5.5)
     Minority interests                         5.8
     Incentive plan accretion                                                     .6
     Reduction of minimum
          pension liability                                                                              2.8
                                ----------  -------   ----------  -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1997      $    27.7   $ 100.0   $     -     $    .8  $   533.8   $  (417.6)  $     -
                                ==========  =======   ==========  =======  ==========  ==========  ==========




REDEEMABLE PREFERENCE STOCK
In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "Redeemable Preference Stock") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations, when and as declared by the Board of Directors.

The carrying values of the Redeemable Preference Stock are increased each year to recognize accretion between the fair value (at which the Redeemable Preference Stock was originally issued) and the redemption value. Changes in Redeemable Preference Stock are shown below.

                                                           1997            1996            1995
-----------------------------------------------------------------------------------------------
Shares:
     Beginning of year                                 634,684         737,363         912,167
     Redeemed                                          (39,631)       (102,679)       (174,804)
                                                  -------------  --------------  --------------
     End of year                                       595,053         634,684         737,363
                                                  =============  ==============  ==============


Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 and the maximum payment is $7.3. KACC also has certain additional repurchase requirements which are, among other things, based upon profitability tests.

The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

PREFERENCE STOCK
KACC has four series of $100 par value Cumulative Convertible Preference Stock ("$100 Preference Stock") with annual dividend requirements of between 4-1/8% and 4-3/4%. KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock.

The $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31, 1997, and 1996, outstanding shares of $100 Preference Stock were 20,543 and 21,630, respectively.

PREFERRED STOCK
PRIDES Convertible - during August 1997, the remaining 8,673,850 outstanding shares of PRIDES were converted into 7,227,848 shares of Common Stock pursuant to the terms of the PRIDES Certificate of Designations. Further, in accordance with the PRIDES Certificate of Designations, no dividends were paid or payable for the period June 30, 1997, to, but not including, the date of conversion. However, in accordance with generally accepted accounting principles, the $1.3 of accrued dividends attributable to the period June 30, 1997, to, but not including, the conversion date is treated as an increase in Additional capital at the date of conversion and must still be reflected as a reduction of Net income available to common shareholders.

Series A Convertible - In September 1995, the Company redeemed all 1,938,295 shares of its Series A Mandatory Conversion Premium
Dividend Preferred Stock, which resulted in the simultaneous redemption of all of its $.65 Depositary Shares in exchange for (i) 13,126,521 shares of the Company's Common Stock and (ii) $2.8 in cash in satisfaction of all accrued and unpaid dividends and fractional shares of Common Stock that would have otherwise been issuable.

PLEDGED SHARES
From time to time MAXXAM or certain of its subsidiaries which own the Company's Common Stock may use such stock as collateral under various financing arrangements. At December 31, 1997, 27,938,250 shares of the Company's Common Stock (the "Pledged Shares") beneficially owned by MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of MAXXAM, were pledged as security for debt of MAXXAM Group Inc. ("MGI"), a wholly owned subsidiary of MGHI, consisting of $100.0 aggregate principal amount of 11-1/4% Senior Secured Notes due 2003 and $125.7 aggregate principal amount of 12-1/4% Senior Secured Discount Notes due 2003 (collectively the "MGI Secured Debt"). Additionally, up to 16,055,000 of the Pledged Shares are to be pledged by MGHI as security for $130.0 principal amount of 12% Senior Secured Notes due 2003 issued in December 1996 by MGHI, if any of the Pledged Shares are released as security for the MGI Secured Debt by reason of an early retirement of such indebtedness (other than by a refinancing).

9.   COMMITMENTS AND CONTINGENCIES

COMMITMENTS
KACC has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 10), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. The aggregate minimum amount of required future principal payments at December 31, 1997, is $97.6, of which approximately $12.0 is due in each of 2000 and 2001 with the balance being due thereafter.
KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $100.0 - $120.0 over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

Minimum rental commitments under operating leases at December 31, 1997, are as follows: years ending December 31, 1998 - $26.5; 1999 - $32.0; 2000 -
$28.8; 2001 - $28.1; 2002 - $26.4; thereafter - $134.3.  The future minimum rentals receivable under noncancelable subleases was $62.5 at December 31, 1997.

Rental expenses were $30.4, $29.6, and $29.0, for the years ended December 31, 1997, 1996, and 1995, respectively.

ENVIRONMENTAL CONTINGENCIES
The Company and KACC are subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims and litigation based upon such laws. KACC currently is subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

Based on the Company's evaluation of these and other environmental matters, the Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in Long-term liabilities, for the years ended December 31, 1997, 1996, and 1995:

                                                              1997            1996            1995
--------------------------------------------------------------------------------------------------
Balance at beginning of period                      $        33.3   $        38.9   $        40.1
Additional amounts                                            2.0             3.2             3.3
Less expenditures                                            (5.6)           (8.8)           (4.5)
                                                    --------------  --------------  --------------
Balance at end of period                            $        29.7   $        33.3   $        38.9
                                                    ==============  ==============  ==============


These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existingb technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $8.0 for the years 1998 through 2002 and an aggregate of approximately $8.0 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated
$18.0. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, the Company is currently working to resolve certain of these matters.

The Company believes that KACC has insurance coverage available to recover certain incurred and future environmental costs and is actively pursuing claims in this regard. However, no accruals have been made for any such insurance recoveries and no assurances can be given that the Company will be successful in its attempt to recover incurred or future costs.

While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

ASBESTOS CONTINGENCIES
KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 20 years.

The following table presents the changes in number of such claims pending for the years ended December 31, 1997, 1996, and 1995.

                                                           1997            1996            1995
-----------------------------------------------------------------------------------------------
Number of claims at beginning of period                 71,100          59,700          25,200
Claims received                                         15,600          21,100          41,700
Claims settled or dismissed                             (9,300)         (9,700)         (7,200)
                                                 --------------  --------------  --------------
Number of claims at end of period                       77,400          71,100          59,700
                                                 ==============  ==============  ==============


Based on past experience and reasonably anticipated future activity, the Company has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed through 2008. There are inherent uncertainties involved in estimating asbestos-related costs, and the Company's actual costs could exceed these estimates. The
Company's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, and the advice of Wharton Levin Ehrmantraut Klein & Nash, P.A. with respect to the current state of the law related to asbestos claims. Accordingly, an estimated asbestos-related cost accrual of $158.8, before consideration of insurance recoveries, is included primarily in Long-term liabilities at December 31, 1997. While the Company does not presently believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial. The Company estimates that annual future cash payments in connection with such litigation will be approximately $13.0 to $20.0 for each of the years 1998 through 2002, and an aggregate of approximately $80.0 thereafter.

The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, which have resulted in delays in recovering costs from the insurance carriers. The timing and amount of ultimate recoveries from these insurance carriers are dependent upon the resolution of these disputes. The Company believes, based on prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of Thelen, Marrin, Johnson & Bridges LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $134.0, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at December 31, 1997.

Subsequent to December 31, 1997, KACC reached agreements settling approximately 25,000 of the pending asbestos-related claims.
Also, subsequent to year-end 1997, KACC reached agreements on asbestos related coverage matters with two insurance carriers under which the Company will collect a total of approximately $17.5 during the first quarter of 1998. The insurance recoveries will reduce the approximately $134.0 of asbestos related receivable accrued at December 31, 1997. As the amounts related to the claim settlements and insurance recoveries were consistent with the Company's year-end 1997 accrual assumptions, these events are not expected to have a material impact on the Company's financial position, results of operations or liquidity.

Management continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative progress, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the Company's underlying assumptions. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

OTHER CONTINGENCIES
The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

10.  DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

At December 31, 1997, the net unrealized loss on KACC's position in aluminum forward sales and option contracts, (based on an average price of $1,643 per ton ($.75 per pound) of primary aluminum), natural gas and fuel oil forward purchase and option contracts, and forward foreign exchange contracts, was approximately $21.0. Any gains or losses on the derivative contracts utilized in KACC's hedging activities are offset by losses or gains, respectively, on the transactions being hedged.

ALUMINA AND ALUMINUM
The Company's earnings are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. Since 1993, the Average Midwest United States transaction price for primary aluminum has ranged from approximately $.50 to $1.00 per pound.

From time to time in the ordinary course of business, KACC enters into hedging transactions to provide price risk management in respect of the net exposure of earnings resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot, and bauxite, whose prices fluctuate with the price of primary aluminum.
Forward sales contracts are used by KACC to effectively fix the price that KACC will receive for its shipments. KACC also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of price for KACC's anticipated sales, and/or (iii) to permit KACC to realize possible upside price movements.
As of December 31, 1997, KACC had sold forward, at fixed prices, approximately 109,850 and 24,000 tons of primary aluminum with respect to 1998 and 1999, respectively. KACC had also purchased put options to establish a minimum price for approximately 52,000 tons with respect to 1998 and as of December 31, 1997, had entered into option contracts that established a price range for an additional 243,600 and 124,500 tons with respect to 1998 and 1999, respectively. Additionally, at December
31, 1997, KACC also held fixed price purchase contracts for 134,850 tons of primary aluminum with respect to 1998.

As of December 31, 1997, KACC had sold forward virtually all of the alumina available to it in excess of its projected internal smelting requirements for 1998 and 1999 at prices indexed to future prices of primary aluminum.

ENERGY
KACC is exposed to energy price risk from fluctuating prices for fuel oil and natural gas consumed in the production process. Accordingly, KACC from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1997, KACC had a combination of fixed price purchase and option contracts for the purchase of approximately 41,000
MMBtu of natural gas per day during 1998. At December 31, 1997, KACC also held a combination of fixed price purchase and option contracts for an average of 232,000 and 25,000 barrels of fuel oil per month for 1998 and 1999, respectively.

FOREIGN CURRENCY
KACC enters into forward exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1997, KACC had net forward foreign exchange contracts totaling approximately $136.6 for the purchase of 180.0 Australian dollars from January 1998 through February 1999, in respect of its commitments for 1998 and 1999 expenditures denominated in Australian dollars.

11.  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

The Company's operations are located in many foreign countries, including Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

The aggregate foreign currency gain included in determining net income was immaterial for the years ended December 31, 1997, 1996, and 1995.

No single customer accounted for sales in excess of 10% of total revenue in 1997, 1996 or 1995.

Export sales were less than 10% of total revenue during the years ended December 31, 1997, 1996, and 1995.

Geographical area information relative to operations is summarized as follows:

                                        Year Ended                                              Other
                                      December 31,    Domestic   Caribbean         Africa     Foreign  Eliminations          Total
-------------------------------------------------------------------------------------------------------------------  -------------
Net sales to unaffiliated customers           1997  $ 1,720.3   $   204.6   $      234.2   $   214.1                 $    2,373.2
                                              1996    1,610.0       201.8          198.3       180.4                      2,190.5
                                              1995    1,589.5       191.7          239.4       217.2                      2,237.8

Sales and transfers among                     1997              $   121.7                  $   197.3     $  (319.0)
     geographic areas                         1996                  116.9                      206.0       (322.9)
                                              1995                   79.6                      191.5       (271.1)

Equity in income (losses) of                  1997  $     4.8                              $    (1.9)                $        2.9
     unconsolidated affiliates                1996         .3                                    8.5                          8.8
                                              1995        (.2)                                  19.4                         19.2

Operating income                              1997  $    18.9   $    11.6   $       72.2   $    65.3                 $      168.0
                                              1996        4.4         1.6           27.8        64.0                         97.8
                                              1995       32.0         9.8           83.5        85.3                        210.6

Investment in and advances to                 1997  $    15.8   $    23.9                  $   108.9                 $      148.6
     unconsolidated affiliates                1996         .5        25.3                      142.6                        168.4

Identifiable assets                           1997  $ 2,274.9   $   391.2   $      179.6   $   168.2                 $    3,013.9
                                              1996    2,136.7       391.2          194.7       211.4                      2,934.0


Financial information by industry segment at December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, is as follows:

                                        Year Ended       Bauxite &        Aluminum
                                      December 31,         Alumina      Processing       Corporate           Total
------------------------------------------------------------------------------------------------------------------
Net sales to unaffiliated customers           1997  $       483.3   $     1,889.9                   $     2,373.2
                                              1996          508.0         1,682.5                         2,190.5
                                              1995          514.2         1,723.6                         2,237.8

Intersegment sales                            1997  $       193.2                                   $       193.2
                                              1996          181.6                                           181.6
                                              1995          159.7                                           159.7

Equity in income (losses) of                  1997  $        (7.0)  $         9.9   $        -      $         2.9
     unconsolidated affiliates                1996            1.7             6.7              .4             8.8
                                              1995            3.6            15.8             (.2)           19.2

Operating income (loss)                       1997  $        20.0   $       222.6   $       (74.6)  $       168.0
                                              1996            1.1           156.5           (59.8)           97.8
                                              1995           54.0           238.9           (82.3)          210.6

Depreciation                                  1997  $        29.3   $       58.7    $         3.1   $        91.1
                                              1996           31.2           61.7              3.1            96.0
                                              1995           31.1           60.4              2.8            94.3

Capital expenditures                          1997  $        27.8   $       99.0    $         1.7   $       128.5
                                              1996           29.9          126.9              4.7           161.5
                                              1995           27.3           53.0              8.1            88.4

Investment in and advances to                 1997  $        88.6           59.5               .5           148.6
      unconsolidated affiliates               1996          121.3           46.6               .5           168.4

Identifiable assets                           1997  $       735.9   $     1,510.9    $      767.1   $     3,013.9
                                              1996          784.6         1,408.5           740.9         2,934.0

